Exhibit 99.1

PRESS RELEASE
Beazer Homes Reports Fourth Quarter and Full Fiscal 2023 Results
ATLANTA, November 16, 2023 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced its financial results for the quarter and fiscal year ended September 30, 2023.
“Strong fourth quarter results were highlighted by growth in community count, improved backlog conversion and higher gross margins,” said Allan P. Merrill, the company’s Chairman and Chief Executive Officer. “These factors and careful management of overheads allowed us to generate $56 million of net income, $90 million in Adjusted EBITDA and $1.80 of earnings per diluted share for the quarter. For the full year, we delivered $159 million of net income, $272 million of Adjusted EBITDA and $5.16 of earnings per diluted share.”
Commenting on fourth quarter market conditions, Mr. Merrill said, “New home orders were up substantially year-over-year, but remained slightly below historical trends as rising mortgage rates led to further deterioration in home affordability. The strength of the economy and a lack of existing homes for sale continued to provide support for demand. From a production perspective, supply chain issues continued to improve, allowing us to reduce construction cycle times and accelerate our adoption of the Department of Energy’s Zero Energy Ready Home standards.”
Looking further out, Mr. Merrill concluded, “We remain confident in the multi-year outlook for our Company and industry. Powerful demographic trends and a persistent undersupply of homes should continue to provide support for new home sales. With a dedicated operating team, a growing community count and a more efficient and less leveraged balance sheet, we have the resources to create durable value for our stakeholders in the years ahead.”
Beazer Homes Fiscal 2023 Highlights and Comparison to Fiscal 2022
•Net income from continuing operations of $158.7 million, or $5.16 per diluted share, compared to net income from continuing operations of $220.7 million, or $7.17 per diluted share, in fiscal 2022
•Adjusted EBITDA of $272.0 million, down 26.5%
•Homebuilding revenue of $2.2 billion, down 4.5% on a 10.7% decrease in home closings to 4,246, partially offset by a 7.0% increase in average selling price to $517.8 thousand
•Homebuilding gross margin was 19.9%, down 320 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 23.1%, down 320 basis points
•SG&A as a percentage of total revenue was 11.5%, up 60 basis points
•Net new orders of 3,866, down 4.8% on an 8.4% decrease in orders per community per month to 2.6, partially offset by a 3.9% increase in average community count to 125
•Land acquisition and land development spending was $573.1 million, down 0.1% from $573.6 million
•Repurchased $9.0 million of debt
•Total debt to total capitalization ratio of 47.0% at fiscal year end compared to 51.1% a year ago. Net debt to net capitalization ratio of 36.4% at fiscal year end compared to 45.0% a year ago.
Beazer Homes Fiscal Fourth Quarter 2023 Highlights and Comparison to Fiscal Fourth Quarter 2022
•Net income from continuing operations of $55.8 million, or $1.80 per diluted share, compared to net income from continuing operations of $86.8 million, or $2.82 per diluted share, in fiscal fourth quarter 2022
•Adjusted EBITDA of $90.0 million, down 37.2%
•Homebuilding revenue of $641.8 million, down 22.2% on a 23.7% decrease in home closings to 1,233, partially offset by a 1.9% increase in average selling price to $520.5 thousand
•Homebuilding gross margin was 21.2%, down 160 basis points. Excluding impairments, abandonments and amortized interest, homebuilding gross margin was 24.3%, down 160 basis points
•SG&A as a percentage of total revenue was 11.1%, up 220 basis points

•Net new orders of 1,003, up 42.5% on a 34.8% increase in orders per community per month to 2.6 and a 5.7% increase in average community count to 130
•Backlog dollar value of $886.4 million, down 22.6% on a 18.2% decrease in backlog units to 1,711 and a 5.4% decrease in average selling price of homes in backlog to $518.0 thousand
•Land acquisition and land development spending was $213.7 million, up 41.7% from $150.8 million
•Controlled lots of 26,189, up 4.0% from 25,170
•Repurchased $4.0 million of debt
•Unrestricted cash at quarter end was $345.6 million; total liquidity was $610.6 million
The following provides additional details on the Company’s performance during the fiscal fourth quarter 2023:
Profitability. Net income from continuing operations was $55.8 million, generating diluted earnings per share of $1.80. This included the impact of tax credits of $5.9 million or $0.19 per share compared to $3.1 million of such credits or $0.10 per share in the prior year quarter. Fourth quarter adjusted EBITDA of $90.0 million was down $53.4 million, or 37.2%, primarily due to lower gross margin.
Orders. Net new orders for the fourth quarter increased to 1,003, up 42.5% from the prior year quarter, primarily driven by a 34.8% increase in sales pace to 2.6 orders per community per month, up from 1.9 in the previous year quarter, and a 5.7% increase in average community count to 130 from 123 a year ago. The cancellation rate for the quarter was 16.5%, down from 32.8% in the prior year quarter, reflecting an improved sales environment. However, as mortgage interest rates recently reaching a two-decade high, we expect continued market headwinds due to affordability challenges.
Backlog. The dollar value of homes in backlog as of September 30, 2023 was $886.4 million, representing 1,711 homes, compared to $1.1 billion, representing 2,091 homes, at the same time last year. The average selling price of homes in backlog was $518.0 thousand, down 5.4% year-over-year.
Homebuilding Revenue. Fourth quarter homebuilding revenue was $641.8 million, down 22.2% year-over-year. The decrease in homebuilding revenue was driven by a 23.7% decrease in home closings to 1,233 homes, partially offset by a 1.9% increase in average selling price to $520.5 thousand.
Homebuilding Gross Margin. Homebuilding gross margin (excluding impairments, abandonments, and amortized interest) was 24.3% for the fourth quarter, down 160 basis points year-over-year, driven primarily by an increase in price concessions and closing cost incentives, which includes rate buydowns.
SG&A Expenses. Selling, general and administrative expenses as a percentage of total revenue was 11.1% for the quarter, up 220 basis points year-over-year primarily due to a decrease in revenue on lower closings.
Land Position. Controlled lots increased 4.0% to 26,189, compared to 25,170 from the prior year. Excluding land held for future development and land held for sale lots, active controlled lots were 25,567, up 4.8% year-over-year. Through the expansion of lot option agreements, 56.7% of total active lots, or 14,490 lots, were under contract compared to 54.6% of total active lots, or 13,312 lots, as of September 30, 2022.
Debt Repurchases. During the fourth quarter, the Company repurchased $4.0 million of its outstanding 6.750% unsecured Senior Notes due March 2025. Total debt to total capitalization ratio was 47.0% at the end of fiscal 2023 compared to 51.1% at the end of fiscal 2022. Net debt to net capitalization ratio was 36.4% at the end of fiscal 2023 compared to 45.0% at the end of fiscal 2022. During October 2023, the Company repurchased an additional $4.3 million of its 2025 Senior Notes, bringing the outstanding balance on its 2025 Senior Notes to $197.9 million.
Liquidity. At the close of the fourth quarter, the Company had $610.6 million of available liquidity, including $345.6 million of unrestricted cash and $265.0 million of remaining capacity under the senior unsecured revolving credit facility, compared to total available liquidity of $459.1 million a year ago.
Senior Unsecured Revolving Credit Facility. During October 2023, the Company increased the available borrowing capacity under the senior unsecured revolving credit facility from $265.0 million to $300.0 million.

Commitment to ESG Initiatives
The Company remains committed to ensuring that by the end of 2025 every home we build will be Zero Energy Ready, which will meet the requirements of the U.S. Department of Energy’s Zero Energy Ready Home program and have a HERS® index score (before any benefit of renewable energy production) of 45 or less. For fiscal 2023, new Beazer homes had an average HERS® index score of 49.
During October, Beazer Homes was named the 2023 Indoor airPLUS Leader of the Year in the Builder category by the U.S. Environmental Protection Agency. This annual award recognizes market-leading organizations who promote safer, healthier, and more comfortable indoor environments by participating with Indoor airPLUS and offering enhanced indoor air quality protections for new home buyers. Beazer Homes is the first ever corporate builder to earn the honor of Indoor airPLUS Leader of the Year.
During fiscal 2023, Charity Title Agency made charitable contributions totaling $2.5 million to Beazer Charity Foundation, the Company's philanthropic arm. Beazer Charity Foundation is a nonprofit entity that provides donations to unrelated national and local nonprofits. Partnering with charitable organizations at the local level aligns the Foundation's financial contributions with opportunities for our employees to have a positive impact on the communities we serve.

Summary results for the fiscal year ended September 30, 2023 and 2022 are as follows:

	Fiscal Year Ended September 30,
	2023	2022	Change*
New home orders, net of cancellations	3,866	4,061	(4.8)%
Cancellation rates	20.3%	17.6%	270	bps
Orders per community per month	2.6	2.8	(8.4)%
Average active community count	125	120	3.9%
Actual community count at period-end	134	123	8.9%
Land acquisition and land development spending (in millions)	$573.1	$573.6	(0.1)%

Total home closings	4,246	4,756	(10.7)%
Average selling price (ASP) from closings (in thousands)	$517.8	$484.1	7.0%
Homebuilding revenue (in millions)	$2,198.4	$2,302.5	(4.5)%
Homebuilding gross margin	19.9%	23.1%	(320)	bps
Homebuilding gross margin, excluding impairments and abandonments (I&A)	20.0%	23.2%	(320)	bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	23.1%	26.3%	(320)	bps

Income from continuing operations before income taxes (in millions)	$182.6	$274.0	(33.3)%
Expense from income taxes (in millions)	$24.0	$53.3	(55.0)%
Income from continuing operations (in millions)	$158.7	$220.7	(28.1)%
Basic income per share from continuing operations	$5.23	$7.25	(27.9)%
Diluted income per share from continuing operations	$5.16	$7.17	(28.0)%

Net income (in millions)	$158.6	$220.7	(28.1)%
Adjusted EBITDA (in millions)	$272.0	$370.1	(26.5)%
Total debt to total capitalization ratio	47.0%	51.1%	(410) bps
Net debt to net capitalization ratio	36.4%	45.0%	(860) bps
* Change is calculated using unrounded numbers.

Summary results for the three months ended September 30, 2023 and 2022 are as follows:

	Three Months Ended September 30,
	2023	2022	Change*
New home orders, net of cancellations	1,003	704	42.5%
Cancellation rates	16.5%	32.8%	(1,630) bps
Orders per community per month	2.6	1.9	34.8%
Average active community count	130	123	5.7%
Land acquisition and land development spending (in millions)	$213.7	$150.8	41.7%

Total home closings	1,233	1,616	(23.7)%
ASP from closings (in thousands)	$520.5	$510.7	1.9%
Homebuilding revenue (in millions)	$641.8	$825.4	(22.2)%
Homebuilding gross margin	21.2%	22.8%	(160) bps
Homebuilding gross margin, excluding I&A	21.2%	22.8%	(160) bps
Homebuilding gross margin, excluding I&A and interest amortized to cost of sales	24.3%	25.9%	(160) bps

Income from continuing operations before income taxes (in millions)	$64.2	$110.4	(41.8)%
Expense from income taxes (in millions)	$8.5	$23.6	(64.1)%
Income from continuing operations (in millions)	$55.8	$86.8	(35.8)%
Basic income per share from continuing operations	$1.83	$2.87	(36.2)%
Diluted income per share from continuing operations	$1.80	$2.82	(36.2)%

Net income (in millions)	$55.8	$86.8	(35.8)%
Adjusted EBITDA (in millions)	$90.0	$143.3	(37.2)%
* Change is calculated using unrounded numbers.

	As of September 30,
	2023	2022	Change
Backlog units	1,711	2,091	(18.2)%
Dollar value of backlog (in millions)	$886.4	$1,144.9	(22.6)%
ASP in backlog (in thousands)	$518.0	$547.5	(5.4)%
Land position and lots controlled	26,189	25,170	4.0%

Conference Call
The Company will hold a conference call on November 16, 2023 at 5:00 p.m. ET to discuss these results. The public may listen to the conference call and view the Company’s slide presentation on the “Investor Relations” page of the Company’s website at www.beazer.com. In addition, the conference call will be available by telephone at 800-475-0542 (for international callers, dial 630-395-0227). To be admitted to the call, enter the passcode “8571348.” A replay of the conference call will be available, until 11:59 PM ET on November 23, 2023 at 800-841-4034 (for international callers, dial 203-369-3360) with pass code “3740.”
About Beazer Homes
Headquartered in Atlanta, Beazer Homes (NYSE: BZH) is one of the country’s largest homebuilders. Every Beazer home is designed and built to provide Surprising Performance, giving you more quality and more comfort from the moment you move in – saving you money every month. With Beazer's Choice Plans™, you can personalize your primary living areas – giving you a choice of how you want to live in the home, at no additional cost. And unlike most national homebuilders, we empower our customers to shop and compare loan options. Our Mortgage Choice program gives you the resources to easily compare multiple loan offers and choose the best lender and loan offer for you, saving you thousands over the life of your loan.
We build our homes in Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas, and Virginia. For more information, visit beazer.com, or check out Beazer on Facebook, Instagram and Twitter.
This press release contains forward-looking statements. These forward-looking statements represent our expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things:
•the cyclical nature of the homebuilding industry and deterioration in homebuilding industry conditions;
•other economic changes nationally and in local markets, including declines in employment levels, increases in the number of foreclosures and wage levels, each of which are outside our control and may impact consumer confidence and affect the affordability of, and demand for, the homes we sell;
•elevated mortgage interest rates for prolonged periods, as well as further increases and reduced availability of mortgage financing due to, among other factors, additional actions by the Federal Reserve to address sharp increases in inflation;
•financial institution disruptions, such as recent bank failures;
•continued supply chain challenges negatively impacting our homebuilding production, including shortages of raw materials and other critical components such as windows, doors, and appliances;
•continued shortages of or increased costs for labor used in housing production, and the level of quality and craftsmanship provided by such labor;
•inaccurate estimates related to homes to be delivered in the future (backlog), as they are subject to various cancellation risks that cannot be fully controlled;
•factors affecting margins, such as adjustments to home pricing, increased sales incentives and mortgage rate buy down programs in order to remain competitive; decreased revenues; decreased land values underlying land option agreements; increased land development costs in communities under development or delays or difficulties in implementing initiatives to reduce our cycle times and production and overhead cost structures; not being able to pass on cost increases (including cost increases due to increasing the energy efficiency of our homes) through pricing increases;
•the availability and cost of land and the risks associated with the future value of our inventory;
•our ability to raise debt and/or equity capital, due to factors such as limitations in the capital markets (including market volatility), adverse credit market conditions and financial institution disruptions, and our ability to otherwise meet our ongoing liquidity needs (which could cause us to fail to meet the terms of our covenants and other requirements under our various debt instruments and therefore trigger an acceleration of a significant portion or all of our outstanding debt obligations), including the impact of any downgrades of our credit ratings or reduction in our liquidity levels;
•market perceptions regarding any capital raising initiatives we may undertake (including future issuances of equity or debt capital);
•changes in tax laws or otherwise regarding the deductibility of mortgage interest expenses and real estate taxes;
•increased competition or delays in reacting to changing consumer preferences in home design;
•natural disasters or other related events that could result in delays in land development or home construction, increase our costs or decrease demand in the impacted areas;
•terrorist acts, protests and civil unrest, political uncertainty, acts of war or other factors over which the Company has no control, such as the conflict between Russia and Ukraine and the conflict in the Gaza strip;
•potential negative impacts of public health emergencies such as the COVID-19 pandemic;
•the potential recoverability of our deferred tax assets;
•increases in corporate tax rates;
•potential delays or increased costs in obtaining necessary permits as a result of changes to, or complying with, laws, regulations or governmental policies, and possible penalties for failure to comply with such laws, regulations or governmental policies, including those related to the environment;
•the results of litigation or government proceedings and fulfillment of any related obligations;
•the impact of construction defect and home warranty claims;
•the cost and availability of insurance and surety bonds, as well as the sufficiency of these instruments to cover potential losses incurred;
•the impact of information technology failures, cybersecurity issues or data security breaches;
•the impact of governmental regulations on homebuilding in key markets, such as regulations limiting the availability of water and electricity (including availability of electrical equipment such as transformers and meters); and
•the success of our ESG initiatives, including our ability to meet our goal that by the end of 2025 every home we start will be Zero Energy Ready, as well as the success of any other related partnerships or pilot programs we may enter into in order to increase the energy efficiency of our homes and prepare for a Zero Energy Ready future.
Any forward-looking statement, including any statement expressing confidence regarding future outcomes, speaks only as of the date on which such statement is made and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible to predict all such factors.

CONTACT: Beazer Homes USA, Inc.

David I. Goldberg
Sr. Vice President & Chief Financial Officer
770-829-3700
investor.relations@beazer.com

-Tables Follow-

BEAZER HOMES USA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
in thousands (except per share data)	2023	2022	2023	2022
Total revenue	$645,405	$827,667	$2,206,785	$2,316,988
Home construction and land sales expenses	508,093	637,747	1,763,449	1,776,518
Inventory impairments and abandonments	25	2,028	641	2,963
Gross profit	137,287	187,892	442,695	537,507
Commissions	21,567	25,668	73,450	74,336
General and administrative expenses	49,903	48,263	179,794	177,320
Depreciation and amortization	3,758	4,259	12,198	13,360
Operating income	62,059	109,702	177,253	272,491
(Loss) gain on extinguishment of debt, net	(13)	387	(546)	309
Other income, net	2,180	330	5,939	1,189
Income from continuing operations before income taxes	64,226	110,419	182,646	273,989
Expense from income taxes	8,470	23,586	23,958	53,271
Income from continuing operations	55,756	86,833	158,688	220,718
Loss from discontinued operations, net of tax	—	(10)	(77)	(14)
Net income	$55,756	$86,823	$158,611	$220,704
Weighted-average number of shares:
Basic	30,405	30,291	30,353	30,432
Diluted	31,040	30,770	30,747	30,796
Basic income per share:
Continuing operations	$1.83	$2.87	$5.23	$7.25
Discontinued operations	—	—	—	—
Total	$1.83	$2.87	$5.23	$7.25
Diluted income per share:
Continuing operations	$1.80	$2.82	$5.16	$7.17
Discontinued operations	—	—	—	—
Total	$1.80	$2.82	$5.16	$7.17

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
Capitalized Interest in Inventory	2023	2022	2023	2022
Capitalized interest in inventory, beginning of period	$114,409	$115,735	$109,088	$106,985
Interest incurred	18,090	18,869	71,981	74,161
Capitalized interest impaired	—	(439)	—	(439)
Capitalized interest amortized to home construction and land sales expenses	(19,919)	(25,077)	(68,489)	(71,619)
Capitalized interest in inventory, end of period	$112,580	$109,088	$112,580	$109,088

BEAZER HOMES USA, INC.
CONSOLIDATED BALANCE SHEETS

in thousands (except share and per share data)	September 30, 2023	September 30, 2022
ASSETS
Cash and cash equivalents	$345,590	$214,594
Restricted cash	40,699	37,234
Accounts receivable (net of allowance of $284 and $284, respectively)	45,598	35,890
Income tax receivable	—	9,606
Owned inventory	1,756,203	1,737,865
Deferred tax assets, net	133,949	156,358
Property and equipment, net	31,144	24,566
Operating lease right-of-use assets	17,398	9,795
Goodwill	11,376	11,376
Other assets	29,076	14,679
Total assets	$2,411,033	$2,251,963
LIABILITIES AND STOCKHOLDERS’ EQUITY
Trade accounts payable	$154,256	$143,641
Operating lease liabilities	18,969	11,208
Other liabilities	156,961	174,388
Total debt (net of debt issuance costs of $5,759 and $7,280, respectively)	978,028	983,440
Total liabilities	1,308,214	1,312,677
Stockholders’ equity:
Preferred stock (par value $0.01 per share, 5,000,000 shares authorized, no shares issued)	—	—
Common stock (par value $0.001 per share, 63,000,000 shares authorized, 31,351,434 issued and outstanding and 30,880,138 issued and outstanding, respectively)	31	31
Paid-in capital	864,778	859,856
Retained earnings	238,010	79,399
Total stockholders’ equity	1,102,819	939,286
Total liabilities and stockholders’ equity	$2,411,033	$2,251,963

Inventory Breakdown
Homes under construction	$644,363	$785,742
Land under development	870,740	731,190
Land held for future development	19,879	19,879
Land held for sale	18,579	15,674
Capitalized interest	112,580	109,088
Model homes	90,062	76,292
Total owned inventory	$1,756,203	$1,737,865

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA – CONTINUING OPERATIONS

	Three Months Ended September 30,		Fiscal Year Ended September 30,
SELECTED OPERATING DATA	2023	2022	2023	2022
Closings:
West region	693	899	2,468	2,833
East region	302	371	946	1,080
Southeast region	238	346	832	843
Total closings	1,233	1,616	4,246	4,756

New orders, net of cancellations:
West region	660	374	2,244	2,437
East region	192	167	859	879
Southeast region	151	163	763	745
Total new orders, net	1,003	704	3,866	4,061

			Fiscal Year Ended September 30,
Backlog units at end of period:			2023	2022
West region			1,033	1,257
East region			323	410
Southeast region			355	424
Total backlog units			1,711	2,091
Dollar value of backlog at end of period (in millions)			$886.4	$1,144.9
ASP in backlog (in thousands)			$518.0	$547.5

	Three Months Ended September 30,		Fiscal Year Ended September 30,
SUPPLEMENTAL FINANCIAL DATA	2023	2022	2023	2022
Homebuilding revenue:
West region	$361,894	$444,317	$1,292,060	$1,327,770
East region	164,716	200,650	503,479	555,598
Southeast region	115,164	180,387	402,861	419,152
Total homebuilding revenue	$641,774	$825,354	$2,198,400	$2,302,520

Revenues:
Homebuilding	$641,774	$825,354	$2,198,400	$2,302,520
Land sales and other	3,631	2,313	8,385	14,468
Total revenues	$645,405	$827,667	$2,206,785	$2,316,988

Gross profit (loss):
Homebuilding	$135,925	$187,894	$438,120	$532,149
Land sales and other	1,362	(2)	4,575	5,358
Total gross profit	$137,287	$187,892	$442,695	$537,507

Reconciliation of homebuilding gross profit and the related gross margin excluding impairments and abandonments and interest amortized to cost of sales (each a non-GAAP financial measure) to their most directly comparable GAAP measures is provided for each period discussed below. Management believes that this information assists investors in comparing the operating characteristics of homebuilding activities by eliminating many of the differences in companies' respective level of impairments and level of debt. These non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended September 30,				Fiscal Year Ended September 30,
	2023		2022		2023		2022
Homebuilding gross profit/margin	$135,925	21.2%	$187,894	22.8%	$438,120	19.9%	$532,149	23.1%
Inventory impairments and abandonments (I&A)	25		600		641		1,095
Homebuilding gross profit/margin excluding I&A	135,950	21.2%	188,494	22.8%	438,761	20.0%	533,244	23.2%
Interest amortized to cost of sales	19,919		25,077		68,489		71,619
Homebuilding gross profit/margin excluding I&A and interest amortized to cost of sales	$155,869	24.3%	$213,571	25.9%	$507,250	23.1%	$604,863	26.3%
Reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to total company net income (loss), the most directly comparable GAAP measure, is provided for each period discussed below. Management believes that Adjusted EBITDA assists investors in understanding and comparing core operating results and underlying business trends by eliminating many of the differences in companies' respective capitalization, tax position, level of impairments, and other non-recurring items. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2023	2022	2023	2022
Net income	$55,756	$86,823	$158,611	$220,704
Expense from income taxes	8,470	23,584	23,936	53,267
Interest amortized to home construction and land sales expenses and capitalized interest impaired	19,919	25,516	68,489	72,058
EBIT	84,145	135,923	251,036	346,029
Depreciation and amortization	3,758	4,259	12,198	13,360
EBITDA	87,903	140,182	263,234	359,389
Stock-based compensation expense	2,028	1,963	7,275	8,478
Loss (gain) on extinguishment of debt	13	(387)	546	(309)
Inventory impairments and abandonments(a)	25	1,589	641	2,524
Restructuring and severance expenses	—	—	335	—
Adjusted EBITDA	$89,969	$143,347	$272,031	$370,082
(a) In periods during which we impaired certain of our inventory assets, capitalized interest that is impaired is included in the line above titled "Interest amortized to home construction and land sales expenses and capitalized interest impaired."

Reconciliation of net debt to net capitalization ratio (a non-GAAP financial measure) to total debt to total capitalization ratio, the most directly comparable GAAP measure, is provided for each period below. Management believes that net debt to net capitalization ratio is useful in understanding the leverage employed in our operations and as an indicator of our ability to obtain financing. This non-GAAP financial measure may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

	Fiscal Year Ended September 30,
in thousands	2023	2022
Total debt	$978,028	$983,440
Stockholders' equity	1,102,819	939,286
Total capitalization	$2,080,847	$1,922,726
Total debt to total capitalization ratio	47.0%	51.1%

Total debt	$978,028	$983,440
Less: cash and cash equivalents	345,590	214,594
Net debt	632,438	768,846
Stockholders' equity	1,102,819	939,286
Net capitalization	$1,735,257	$1,708,132
Net debt to net capitalization ratio	36.4%	45.0%